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           [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

                                                                   Exhibit 99(b)


Board of Directors
United States Satellite Broadcasting Company, Inc.
3415 University Avenue
St. Paul, Minnesota  55114

Members of the Board:

     We hereby consent to the inclusion of our opinion letter to the Board of Directors of United States Satellite Broadcasting Company, Inc. ("USSB") as Annex B-1 to the Proxy Statement/Prospectus of USSB and General Motors Corporation ("GM") relating to the proposed merger transaction involving USSB and Hughes Electronics Corporation, a wholly owned subsidiary of GM, and references thereto in such Proxy Statement/Prospectus under the captions "SUMMARY--The Merger--Opinions Of The U.S. Satellite Broadcasting Financial Advisors" and "THE MERGER--Opinions Of The U.S. Satellite Broadcasting Financial Advisors--Opinion Of Credit Suisse First Boston Corporation." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                              By:  /s/ CREDIT SUISSE FIRST BOSTON CORPORATION
                                   ----------------------------------------
                                   CREDIT SUISSE FIRST BOSTON CORPORATION



New York, New York
April 16, 1999